CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information, each dated February 1, 2022.

We also consent to the incorporation by reference of our report dated November 22, 2021, with respect to the financial statements and financial highlights of BNY Mellon Natural Resources Fund (the sole fund constituting BNY Mellon Opportunity Funds) included in its Annual Report to Shareholders (Form N-CSR) for the year ended September 30, 2021, into this Post-Effective Amendment No. 106 to the Registration Statement (Form N1-A, File No. 333-34474), filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

January 25, 2022